PULASKI FINANCIAL CORP.
12300 Olive Boulevard
Saint Louis, MO 63141-6434
Office Phone:   314-878-2210
Fax:  314-878-0712



FOR IMMEDIATE RELEASE

 PULASKI FINANCIAL COMPLETES EIGHTH SHARE REPURCHASE PROGRAM

        o     REPURCHASES TOTAL 1.5 MILLION SHARES--37% PERCENT
              OF THE SHARES OUTSTANDING AT IPO
        o     BOARD AUTHORIZES NEW REPURCHASE PLAN FOR 140,000 SHARES


ST. LOUIS, FEBRUARY 13, 2003--Pulaski Financial Corp. (Nasdaq: PULB) today reported that its recent purchase of 28,601 shares of its common stock completes the latest 150,000-share repurchase authorized by the board of directors. The 150,000 shares had been purchased at an average cost of $19.68. The bank has now repurchased about 1.5 million shares, or about 37 percent of the shares outstanding in December 1998.

The board of directors authorized a ninth repurchase program of up to 5 percent of the approximately 2.8 million shares outstanding, or about 140,000 shares, to be purchased on the open market.

"We believe these ongoing stock repurchases, in addition to benefiting our shareholders directly, have also helped strengthen the bank's capital structure," said William A. Donius, chairman and chief executive officer. Donius noted that the share repurchases, combined with $12.5 million paid to shareholders in a special cash dividend in 2000, have resulted in a return of $31 million of the approximately $39.7 million shareholders invested during the company's December 1998 initial public offering.

Pulaski Financial Corp. serves customers throughout the St. Louis metropolitan area through its subsidiary, Pulaski Bank. The bank offers a full line of quality retail banking products through five full-service offices. The company's website can be accessed at www.pulaskibankstl.com.
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STATEMENTS IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE
FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.

FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, President & CEO          Karl Plath or Brien Gately
Pulaski Financial Corp.                     The Investor Relations Company
(314) 878-2210 Ext. 3610                    (847) 296-4200

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